Exhibit 3.28

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

of

VIVINT GROUP, INC.

Vivint Group, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

(1) The current name of the Corporation is Vivint Group, Inc. The original Certificate of Incorporation of the Corporation (the “Original Certificate of Incorporation”) was filed with the office of the Secretary of State of the State of Delaware on August 8, 2014.

(2) The Corporation has received no payment for any of its capital stock.

(3) This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation in accordance with Sections 241 and 245 of the Delaware General Corporation Law.

(4) This Amended and Restated Certificate of Incorporation restates and integrates and amends the Original Certificate of Incorporation in its entirety.

(5) The text of the Original Certificate of Incorporation hereby is amended and restated in its entirety as follows:

FIRST. The name of the Corporation is Vivint Group, Inc.

SECOND. The registered office and registered agent of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law or any successor statute.

FOURTH. The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000,000,000 shares of common stock, par value $0.01 per share.

FIFTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation, acting by majority vote, is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

SIXTH. Unless and except to the extent that the Bylaws of the Corporation shall so require, election of directors of the Corporation need not be by written ballot.

SEVENTH. (a) No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended. Any repeal, amendment or modification of this subsection (a) of this Article SEVENTH shall not adversely affect any right or protection of a director, officer or the Corporation existing at the time of such repeal, amendment or modification or in respect of any act or omission occurring prior to the time of such repeal, amendment or modification. If the Delaware General Corporation Law is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. For purposes of this Certificate of Incorporation, all references to a director or officer shall be references to any current or former directors or officers of the Corporation.

(b) The Corporation shall indemnify and hold harmless, to the fullest extent permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended, any person (a “Covered Person”) who was or is a party or is threatened to be made a party to, or testifies or is otherwise involved in, any threatened, pending or completed action, claim, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person (or a person for whom such person is the legal representative) is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise or non-profit entity, against all claims, losses, liabilities, expenses (including attorneys’ fees and disbursements), damages, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement actually and reasonably incurred or suffered by such person in connection with such Proceeding, and the Corporation may adopt Bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

(c) To the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any Proceeding referred to in paragraph (b) of this Article SEVENTH, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Expenses (including attorneys’ fees) incurred by a Covered Person in defending or testifying in a Proceeding by reason of the fact that such person (or a person for whom such person is the legal representative) is or was an officer or director of the Corporation (or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise or non-profit entity) shall be paid by the Corporation in advance of the final disposition of such Proceeding within ten business days of the Corporation’s receipt of a request for advancement of such expenses from such Covered Person and, to the extent required by law, upon receipt of an undertaking by or on behalf of any such Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified by the Corporation against such expenses as authorized by the relevant sections of the Delaware General Corporation Law or otherwise, and the Corporation may adopt Bylaws or enter into agreements with such persons for the purpose of providing for such advances. If a claim for indemnification under this Article SEVENTH (following the final disposition of such Proceeding) is not paid in full within thirty days after the Corporation has received a claim therefor by the Covered Person (or if a claim for any advancement of expenses under this subsection is not paid in full within ten business days), the Covered Person shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim. If successful in whole or in part, the Covered Person shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action, the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(e) The indemnification permitted by this Article SEVENTH shall not be deemed exclusive of any other rights to which any person may be or become entitled under any statute, provision of this Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding an office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person. To assure indemnification under this Article SEVENTH of all current and former directors and officers who are determined by the Corporation or otherwise to be or to have been “fiduciaries” of any employee benefit plan of the Corporation which may exist from time to time, Section 145 of the Delaware General Corporation Law shall, for the purposes of this Article SEVENTH, be interpreted as follows: “other enterprise” shall be deemed to include such an employee benefit plan, including without limitation, any plan of the Corporation which is governed by the Act of Congress entitled “Employee Retirement Income Security Act of 1974,” as amended from time to time; the Corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the Corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; and excise taxes assessed on a person with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed “fines.”

(f) The Corporation shall have the power to purchase and maintain insurance to protect itself and any person who is or was a director, officer, employee or agent of the Corporation, or while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the Delaware General Corporation Law or the provisions of this Article SEVENTH or otherwise.

(g) Any right to indemnification or advancement of expenses of any Covered Person arising hereunder shall not be eliminated or impaired by an amendment to or repeal of this Certificate of Incorporation after the occurrence of the act or omission that is the subject of the Proceeding for which indemnification or advancement of expenses is sought. The Corporation shall not in connection with the settlement or resolution of any claim alleged against it in any Proceeding, seek or consent to entry of any order that releases, bars or otherwise affects the rights of indemnification and advancement of expenses provided in this Article SEVENTH.

(h) This Article SEVENTH shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered persons when and as authorized by appropriate corporate actions.

EIGHTH. Except as otherwise agreed in writing between such director and the Corporation, or as provided below, to the fullest extent permitted by law, except as may be otherwise agreed in writing between such director and the Corporation, (a) no director of the Corporation (other than any director who is an executive officer of the Corporation) shall have any duty (fiduciary or otherwise) or obligation, if any, to refrain from (i) engaging in the same or similar activities or lines of business as the Corporation or any of its subsidiaries or (ii) doing business with any client, customer or vendor of the Corporation or any of its subsidiaries, including, in the cases of clauses (i) or (ii), any such matters as may be Corporate Opportunities (as defined below); and (b) no officer, director or employee thereof shall be deemed to have breached any duty (fiduciary or otherwise), if any, to the Corporation or any of its subsidiaries or stockholders solely by reason of any director of the Corporation (other than any director who is an executive officer of the Corporation) engaging in any such activity or entering into such transactions, including any Corporate Opportunities. “Corporate Opportunity” means any potential transaction, investment or business opportunity or prospective economic or competitive advantage in which the Corporation or any of its subsidiaries could have any expectancy or interest.

Without limiting the foregoing, the Corporation and its subsidiaries shall have no interest or expectation in, nor right to be informed of, any Corporate Opportunity, and in the event that any director of the Corporation (other than any director who is an executive officer of the Corporation) acquires knowledge of a potential transaction or matter which may be a Corporate Opportunity, such director shall, to the fullest extent permitted by law, have no duty (fiduciary or otherwise) or obligation to communicate or offer such Corporate Opportunity to the Corporation or any of its subsidiaries or to any other director of the Corporation and shall not, to the fullest extent permitted by law, be liable to the Corporation or any of its subsidiaries or stockholders for breach of any fiduciary duty as a director or officer of the Corporation or any of its subsidiaries solely by reason of the fact that any director of the Corporation (other than any director who is an executive officer of the Corporation) acquires or seeks such Corporate Opportunity for itself, directs such Corporate Opportunity to another individual, partnership, joint venture, corporation, association, joint stock company, limited liability company, trust, unincorporated organization or government or a department or agency or political subdivision thereof, or otherwise does not communicate information regarding such Corporate Opportunity to the Corporation or its subsidiaries, and the Corporation and its subsidiaries, to the fullest extent permitted by law, waive and renounce any claim that such business opportunity constituted a Corporate Opportunity that should have been presented to the Corporation or its subsidiaries; provided that if an opportunity is expressly communicated to a director of the Corporation in his or her capacity as a director as an opportunity intended exclusively for the Corporation or its subsidiaries (hereinafter called an “Identified Corporate Opportunity”), such Identified Corporate Opportunity shall belong to the Corporation and its subsidiaries and, unless and until the Corporation notifies the stockholders that neither the Corporation nor any of its subsidiaries intend to pursue such Identified Corporate Opportunity, no director of the Corporation may pursue such Identified Corporate Opportunity.

NINTH. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the Delaware General Corporation Law at the time in force may be added or inserted, in a manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon stockholders, directors, or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

TENTH. Unless the Corporation consents in writing to the selection of an alternative forum, a state or federal court located within the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Corporations’ Certificate of Incorporation or Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Corporation’s certificate of incorporation or bylaws or (v) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to said court having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TENTH.

IN WITNESS WHEREOF, the undersigned has signed this Amended and Restated Certificate of Incorporation on December 18, 2014.

VIVINT GROUP, INC.

/s/ Mark Davies
Name: Mark Davies
Title: Chief Financial Officer

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